Filed under Rule 433
File No. 333-236742-01

Final Term Sheet

August 2, 2021

Issuer:	Consumers Energy Company
Securities:	2.65% First Mortgage Bonds due 2052
Aggregate Principal Amount Offered:	$300,000,000
Maturity Date:	August 15, 2052
Coupon:	2.65%
Yield to Maturity:	2.654%
Spread to Benchmark Treasury:	+78 basis points
Benchmark Treasury Security:	1.875% due February 15, 2051
Benchmark Treasury Price and Yield:	100-01; 1.874%
Interest Payment Dates:	February 15 and August 15
First Interest Payment Date:	February 15, 2022
Record Dates:	February 1 and August 1
Public Offering Price:	99.916%
Optional Redemption:	Make-whole call at any time prior to February 15, 2052 at the Treasury rate plus 15 basis points and, thereafter, at par
Trade Date:	August 2, 2021
Settlement Date:	August 12, 2021 (T+8)
Expected Ratings
(Moody’s / S&P / Fitch):	A1 (stable) / A (stable) / A+ (stable)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
Joint Book-Running Managers:	Barclays Capital Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
Deutsche Bank Securities Inc.
Co-Managers:	Comerica Securities, Inc.
Academy Securities, Inc.
CUSIP/ISIN:	210518 DN3 / US210518DN34

Consumers Energy Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Consumers Energy Company has filed with the SEC for more complete information about Consumers Energy Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Consumers Energy Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, J.P. Morgan Securities LLC collect at (212) 834-4533, Mizuho Securities USA LLC toll-free at (866) 271-7403 or MUFG Securities Americas Inc. toll-free at (877) 649-6848.

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